As filed with the Securities and Exchange Commission on April 16, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Turning Point Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-3826166
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10628 Science Center Drive, Ste. 225

San Diego, California 92121

(858) 926-5251

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Athena Countouriotis, M.D.

President and Chief Executive Officer

Turning Point Therapeutics, Inc. 10628

Science Center Drive, Ste. 225

San Diego, California 92121

(858) 926-5251

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles J. Bair, Esq. Karen E. Anderson, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Bruce K. Dallas, Esq. Sarah K. Solum, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  (File No. 333-230428)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities being registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common shares, $0.0001 par value per common share	490,441	$18.00	$8,827,938	$1,069.95

(1)

The Registrant previously registered securities on a Registration Statement on Form S-1 (File No. 333-230428), which was declared effective on April 16, 2019. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional 490,441 shares of common stock having a proposed maximum aggregate offering price of $8,827,938 are hereby registered, which includes an additional 63,971 shares that the underwriters have the option to purchase.

(2)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. The registration fee is based on the public offering price.

(3)	A registration fee of $22,137 was previously paid in connection with the filing of the Registration Statement on Form S-1 (File No. 333-230428).

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Turning Point Therapeutics, Inc. (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Registration Statement on Form S-1, as amended (File No. 333-230428)(the “Prior Registration Statement”), which the Commission declared effective on April 16, 2019. This Registration Statement is being filed solely for the purpose of increasing the number of shares to be offered in the public offering by 490,441 shares of Common Stock, which includes 63,971 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of Common Stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-230428), filed with the Commission on March 21, 2019 and incorporated by reference herein).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 16th day of April, 2019.

TURNING POINT THERAPEUTICS, INC.

By:	/s/ Athena Countouriotis
Athena Countouriotis, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Athena Countouriotis Athena Countouriotis, M.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	April 16, 2019

/s/ Brian Baker Brian Baker, M.S., C.P.A.	Vice President of Finance and Administration (Principal Financial and Accounting Officer)	April 16, 2019

* Jingrong Jean Cui, Ph.D.	Chief Scientific Officer and Chair of the Board of Directors	April 16, 2019

* Yishan Li, Ph.D., M.B.A.	Head of Turning Point Therapeutics, Asia and Member of the Board of Directors	April 16, 2019

* Jacob M. Chacko, M.D., M.B.A.	Member of the Board of Directors	April 16, 2019

* Simeon George, M.D., M.B.A.	Member of the Board of Directors	April 16, 2019

* Sheila Gujrathi, M.D.	Member of the Board of Directors	April 16, 2019

* Hongbo Lu, Ph.D., M.B.A.	Member of the Board of Directors	April 16, 2019

*By:	/s/ Athena Countouriotis
Athena Countouriotis, M.D.